WALGREEN CO. PROFIT-SHARING RESTORATION PLAN
(Amended and Restated Effective January 1, 2003)

1. Introduction and History. Walgreen Co. (the "Company") previously maintained the Walgreen Co. Senior Executive Bonus Plan, which was established October 18, 1988. Effective January 1, 1993, the Company adopted an amendment, restatement, and continuation of such plan referred to as the Walgreen Co. Profit-Sharing Restoration Plan (the "Plan"). The Plan was subsequently amended as of October 12, 1994. The amended and restated Plan as set forth herein shall be effective as of January 1, 2003 (the "Effective Date") and shall supersede the provisions of the Plan in effect prior to such date.

2. General Provisions

2.1 Purpose. The Plan has been established to replace the profit sharing benefits of Plan Participants that the Company is unable to provide as a result of various contribution and benefit limitations which restrict the contributions made for Participants under the Walgreen Profit-Sharing Retirement Plan (the "Profit-Sharing Plan").

2.2 Plan Year. The "Plan Year" shall be any calendar year that begins on or after the Effective Date and prior to final distribution of the last amounts payable hereunder.

2.3 Administration. Full power and authority to construe, interpret, and administer the Plan shall be vested in a committee consisting of the Trustees of the Profit-Sharing Plan (the "Committee"), who will have, to the extent appropriate, the same powers, rights, duties, obligations and indemnity with respect to this Plan as they do with respect to the Profit-Sharing Plan (pursuant to Section 8 of the Profit-Sharing Plan). Consistent with such rights under the Profit-Sharing Plan, the Committee shall make each determination provided for under the Plan and promulgate such rules and regulations as the Committee considers necessary and appropriate for the implementation or management of the Plan. Any such determination shall be conclusive on all persons. Committee members may be Participants in the Plan, and may participate in decisions concerning Plan participants as a group, but no individual Committee member may participate in any decision directly affecting the computation of his or her individual payments under the Plan.

3. Participation. A present or former employee of the Company or one of its subsidiaries in whose name an account is maintained hereunder on the Effective Date shall remain a "Participant" hereunder until such time as such account is no longer maintained. Any other employee of the Company or one of its subsidiaries shall become a "Participant" hereunder if and when he or she satisfies all of the following requirements:

(a) The employee is a participant in the Profit-Sharing Plan;

(b) The amounts contributed on behalf of the employee under the Profit-Sharing Plan are restricted by operation of one or more of the limitations described in subsection 4.2(a) below; and

(c) The employee is employed by the Company in Company Salary Grade18 or above.

At the discretion of the Committee, the effective date of participation for an employee who is promoted to Grade 18 or above during the Plan Year, may be made retroactive to the beginning of such Plan Year.

4. Restoration Payments

4.1 Initial Restoration Payment. As soon as practicable after an employee becomes a Participant in this Plan, the amount of any distribution to which the Participant is entitled under the Company’s Executive Deferred Profit-Sharing Plan shall be deemed paid to such Participant through this Plan, so that the after-tax amount of this distribution shall be eligible to be contributed to the Secular Trust (defined below) on behalf of the Participant. The foregoing shall not result in double payment of the Participant’s distribution from the Executive Deferred Profit-Sharing Plan.

4.2 Subsequent Restoration Payments. Each Plan Year payments attributable to such Plan Year shall be payable to each Participant as follows:

(a) Profit-Sharing Plan and Internal Revenue Code Limitations. The Company shall pay the amounts, if any, which would be contributed by the Company on the Participant’s behalf under the Profit-Sharing Plan for the plan year of the Profit-Sharing Plan, or portion thereof, which coincides with the Plan Year hereunder (as adjusted by Section 4.4) but which are not so contributed solely because of one or more of the following limitations:

  the annual compensation limit of Section 401(a)(17) of the Internal Revenue Code of 1986
  the limitations on the Participant’s "five percent contribution" under Section 4.1(b) of the Profit-Sharing Plan, by operation of subsections (i)(B) and/or (ii) thereof; and
  the limitations under Section 415 of the Code, as set forth in Sections3.4, 3.6 and 4.6(a)(ii) of the Profit-Sharing Plan.

(b) Payment for Insufficient Secular Trust Earnings. If and to the extent that the Participant deposits amounts described in subsection 1.4(b) of the Walgreen Co. Senior Executives’ Master Trust (the "Secular Trust") in such Secular Trust, the Company shall pay the Participant an additional amount equal to the difference (if a positive number) obtained by subtracting subsection (i) below from subsection (ii) below where such subsections equal the following amounts:

  An amount equal to the earnings on the Secular Trust for the partial or full plan year of the Secular Trust during which amounts are invested therein, net of any prorata costs for the operation of the Secular Trust that are allocated to Participant at the sole discretion of the Committee.
  An amount equal to the earnings credited to the phantom account (as described below) as if the earnings on the phantom account had been distributed to the Participant subject to tax.

The determination shall be made by the Committee members in their sole discretion. For this purpose, the Committee shall maintain a hypothetical or phantom account for each Participant which reflects the amount that would have been earned on such phantom account within the Profit-Sharing Plan if the amounts deposited in the Secular Trust in accordance with subsection 1.4(b) of the Secular Trust had been deposited in the Profit-Sharing Plan, provided that solely for purposes of this phantom account the deposits made under subsection 1.4(b)(i) of the Secular Trust shall be valued on a gross before individual income tax and before Medicare tax basis.

(c) Payment for Tax Burden on Certain Taxable Earnings. If and to the extent that the Participant deposits amounts described in subsection 1.4(b) of the Secular Trust in such Secular Trust, the Company shall pay the Participant an additional tax gross-up amount which, net of tax liability on such gross-up amount, will result in the payment to the Participant of an amount equal to the Participant’s then current tax liability on the following amounts:

  The payment amounts described in subsection (b) above; and
  The earnings of the Secular Trust for the Plan Year which are taxable to the Participant for such purposes.

For purposes of this subsection (c), the term tax liability shall mean federal, state, and local income tax liability and Medicare tax liability.

Prior to the last day of each such Plan Year an estimate of the amounts payable under this Section 4.2 may be paid by the Company. As soon thereafter as practicable, the remaining portion of any such amounts shall be payable. For purposes of this Section 4.2, any references to Section 1.4(b) of the Secular Trust shall be applied by disregarding any amendments adopted by the grantors of the Secular Trust which expand the amounts which may be treated as permitted deposits thereunder in contravention of Article V of the Secular Trust other than any amendments which expand permitted deposits to include additional amounts paid to one or more of the grantors of the Secular Trust under this Plan as a result of any amendment or restatement of this Plan expanding payments to such grantors hereunder. For this purpose, the adoption of any amendment or restatement of this Plan expanding payments hereunder shall be deemed to constitute a consent by the Company to such conforming amendments to the Secular Trust unless the Company notifies the grantors or the trustees of the Secular Trust to the contrary.

4.3 Recapture of Excess Payments. If for any Plan Year the rate of return on a Participant’s interest in the Secular Trust exceeds the rate of return on the Participant’s phantom Profit-Sharing Plan account described in subsection 4.2(b), the amount of such excess rate of return shall be applied to reduce the amounts payable under subsection 4.2(c) for such Plan Year. Any excess shall be carried over to succeeding Plan Years in order of time and applied against amounts determined under subsection 4.2(c) for such succeeding Plan Years. The determination required by this Section 4.3 shall be made by the Committee members in their sole discretion and may be calculated on the basis of whatever information and factors the Committee deems pertinent and reliable.

4.4 Adjustments for Mandatory Code Section 162(m) Deferrals. For purposes of subsection 4.2(a), the amounts, if any, which would have been contributed for a Plan Year by the Company to the Profit-Sharing Plan for a Participant whose applicable remuneration (as defined in Code Section 162(m)) for such Plan Year is subject to a mandatory deferral pursuant to a Company plan, shall be determined as though no such mandatory deferral had occurred. Conversely, even if such deferred amounts are paid to a Participant while the Participant is an active participant in the Profit-Sharing Plan, such amounts shall not be considered part of the Participant’s compensation for purposes of this Plan.

4.5 Facility of Payment. If a Participant is entitled to payments under this Plan, and in the opinion of the Committee such person becomes in any way incapacitated so as to be unable to manage his or her financial affairs, the Company may make payments to the Participant's legal representative or similar person, to a custodian under the Uniform Gifts or Transfers to Minors Act of any state, or in such other manner for the benefit of the Participant that the Committee considers advisable. Upon a participant’s death, any outstanding payments under this Plan shall be made to the beneficiary or beneficiaries applicable for such Participant under the Profit-Sharing Plan.

4.6 Effect of Payment. The full payment of a Participant’s restoration payments under this Plan shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s beneficiaries) with respect to the operation of this Plan, and the Participant’s (and Participant’s beneficiary’s) rights under this Plan shall terminate.

5. Other General Provisions

5.1 Interests Not Transferable. Until distributable, the interests of the Participants and their beneficiaries under the Plan are not subject to the clams of their creditors and may not be voluntary or involuntarily transferred, assigned, alienated, or encumbered.

5.2 Action by the Company. Any action required of or permitted by the Company under the Plan shall be by resolution of the Board of Directors of the Company or by document signed by any person or persons authorized by resolution of such Board.

5.3 Effect on Benefit Plans. Amounts paid under this Plan shall not be considered to be compensation for the purposes of any qualified plan maintained by the Company for purposes of accrual, crediting, or allocation of additional benefits thereunder. The treatment of such amounts under other employee benefit plans shall be determined pursuant to the provisions of such plans.

5.4 Withholding Taxes. The Company may withhold from a Participant’s compensation or any payment under this Plan any taxes required to be withheld with respect to payments under this Plan and such sum as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with respect to payments under this Plan.

5.5 Gender and Number. Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.

5.6 Severability. In the event any provisions of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

5.7 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the state of Illinois.

5.8 Plan Not an Employment Contract. This Plan is not an employment contract. It does not give to any person the right to be continued in employment, and all employees remain subject to change of salary, transfer, change of jobs, discipline, layoff, discharge, or any other change of employment status.

5.9 Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time, provided that no amendment may be made which changes the Committee’s responsibilities without its approval.

5.10 Claims Procedures. If a Participant has any questions or concerns regarding any issue or disagrees in any way with any decision of the Committee or its delegates hereunder, his or her sole recourse shall be to file a claim or appeal with the Committee in care of the Company, pursuant to any rules established by the Committee for this purpose. All decisions made by the Committee in accordance with such procedures shall be made by the Committee as it deems appropriate in its sole discretion.

5.11 Successors. Unless otherwise agreed to, this Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase or otherwise.